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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  December 13, 1996



                          RENAISSANCERE HOLDINGS LTD.

               (Exact name of registrant as specified in charter)




         BERMUDA                        34-0-26512              98-013-8020
(State or other jurisdiction           (Commission             (IRS Employer
    of incorporation)                  File Number)         Identification No.)


RENAISSANCE HOUSE, 8-12 EAST BROADWAY                  HM 19
PEMBROKE, BERMUDA                                    (Zip Code)
(Address of principal executive offices)


Registrant's telephone number, including area code:  (441) 295-4513



                         SOFIA HOUSE, 48 CHURCH STREET

                            HAMILTON, HM 12 BERMUDA

          (Former name or former address, if changed from last report)
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ITEM 5.  OTHER EVENTS

     On December 16, 1996, RenaissanceRe Holdings ("RenaissanceRe") issued a press release announcing a plan to return $100 million of capital to its shareholders through two Common Share repurchases. First, on December 13, 1996, the Company purchased for cancellation an aggregate of 2,085,361 common shares, par value $1.00 per share (the "Full Voting Common Shares") of the Company through private transactions with its founding institutional investors, on a pro rata basis, at a price of $34.50 per share, for an aggregate price of $71.94 million (the "Repurchase"). Second, the Company announced that, as soon as practicable, it intends to commence a tender offer to purchase for cancellation from the Company's public shareholders, on the terms and subject to the conditions to be contained in definitive tender offer materials to be filed with the Securities and Exchange Commission, an aggregate of 813,190 Common Shares at a price of $34.50 per share, net to the seller in cash, without interest thereon, for an aggregate price of $28.06 million (the "Tender Offer").

     A copy of such press release is included herewith as Exhibit 99.1 and is incorporated by reference herein. Such document may be deemed to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially as a result of a wide variety of factors and conditions.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits:

          99.1 Press Release issued by RenaissanceRe Holdings Ltd., dated December 16, 1996.

          10.1 Equity Purchase Agreement, dated December 13, 1996, by and among RenaissanceRe Holdings Ltd., Warburg, Pincus Investors L.P., Trustees of General Electric Pension Trust, GE Investment Private Placement Partners I, Limited Partnership and United States Fidelity & Guaranty Company.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       RENAISSANCERE HOLDINGS LTD.


                      /s/ Keith S. Hynes
                      ------------------
                      Name:  Keith S. Hynes
                      Title:   Senior Vice President and Chief Financial Officer

December 16, 1996
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                                 EXHIBIT INDEX

Exhibit
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99.1          Press Release of the Company, dated December 16, 1996.

10.1 Equity Purchase Agreement, dated December 13, 1996, by and among RenaissanceRe Holdings Ltd., Warburg, Pincus Investors L.P., Trustees, of General Electric Pension Trust, GE Investment Private Placement Partners, I, Limited Partnership, and United States Fidelity & Guaranty Company.